Exhibit 99.1

Digital Ally, Inc. Announces Closing of $15.0 Million Underwritten Public Offering

LENEXA, KS, February 14, 2025 -- Digital Ally, Inc. (Nasdaq: DGLY) (the “Company”), which develops, manufactures, and markets advanced video recording products and other critical safety products for a growing variety of industries and organizational functions, including law enforcement, emergency management, fleet safety and event security, today announced the closing of its previously announced firm commitment underwritten public offering. Gross proceeds to the Company were approximately $15.0 million, before deducting underwriting fees and other offering expenses payable by the Company. The offering closed on February 14, 2025.

The offering consisted of 100,000,000 Common Units (or Pre-Funded Units), each consisting of (i) one (1) share of Common Stock or one (1) Pre-Funded Warrant, (ii) one (1) Series A Registered Common Warrant (“Series A Warrant”) to purchase one (1) share of Common Stock per warrant at an exercise price of $0.1875 and (iii) one (1) Series B Registered Common Warrant (“Series B Warrant” and together with the Series A Warrant, the “Warrants”) to purchase one (1) share of Common Stock per warrant at an exercise price of $0.30. The public offering price per Common Unit was $0.15 (or $0.149 for each Pre-Funded Unit, which is equal to the public offering price per Common Unit sold in the offering minus an exercise price of $0.001 per Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit sold in the offering, the number of Common Units in the offering will be decreased on a one-for-one basis. The initial exercise price of each Series A Warrant is $0.1875 per share of Common Stock. The Series A Warrants are exercisable following stockholder approval and expire five (5) years thereafter. The initial exercise price of each Series B Warrant is $0.30 per share of Common Stock or pursuant to an alternative cashless exercise option. The Series B Warrants are exercisable following stockholder approval and expire two and one half (2.5) years thereafter. The number of securities issuable under the Series B Warrant is subject to adjustment as described in more detail in the report on Form 8-K to be filed in connection with the offering.

Solely to cover over-allotments, if any, the Company granted Aegis Capital Corp. (“Aegis”) a 45-day option to purchase additional shares of Common Stock and/or Warrants of (i) up to 15.0% of the number of shares of Common Stock sold in the offering, (ii) up to 15.0% of the number of Series A Warrants sold in the offering and (iii) up to 15.0% of the number of Series B Warrants sold in the offering. The purchase price per additional share of Common Stock is equal to the public offering price of one Common Unit (less $0.00001 allocated to each Warrant), less the underwriting discount. The purchase price per additional Warrant is $0.00001. On February 14, 2025, Aegis exercised its over-allotment option with respect to 15,000,000 Series A Warrants and 15,000,000 Series B Warrants.

Aegis Capital Corp. acted as the sole book-running manager for the offering. Sullivan & Worcester LLP acted as counsel to the Company. Kaufman & Canoles, P.C. acted as counsel to Aegis Capital Corp.

The offering was made pursuant to a registration statement on Form S-1 (No. 333-284448) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on February 12, 2025. The offering was made only by means of a prospectus. A final prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at +1 (212) 813-1010.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digital Ally, Inc.

Digital Ally, Inc. (NASDAQ: DGLY) through its subsidiaries, is engaged in video solution technology, human & animal health protection products, healthcare revenue cycle management, ticket brokering and marketing, event production and jet chartering. Digital Ally continues to add organizations that demonstrate the common traits of positive earnings, growth potential, innovation and organizational synergies.

For additional news and information please visit www.digitalally.com.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Stanton Ross, CEO
Tom Heckman, CFO
Digital Ally, Inc.
913-814-7774
info@digitalallyinc.com